Exhibit 99.1

Wynn Resorts, Limited Announces Increase to Equity Repurchase Program

July 10, 2008 Las Vegas, NV--(BUSINESS WIRE)—Wynn Resorts, Limited (NASDAQ: WYNN) announced today that its Board of Directors has authorized an increase of up to $500 million to its previously announced $1.2 billion equity repurchase program. The repurchase program may include repurchases from time to time through open market purchases or negotiated transactions, depending upon market conditions.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (http://www.wynnlasvegas.com) and Wynn Macau (http://www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 74,000 square feet of retail space. Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites; approximately 205,000 square foot casino; casual and fine dining in five restaurants; approximately 46,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

CONTACT: Wynn Resorts, Limited, Las Vegas
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com
SOURCE: Wynn Resorts, Limited